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                                                                    EXHIBIT 10.1

         Services Agreement with Gregory L. Paige

                               SERVICES AGREEMENT

         This Agreement ("Agreement") is entered into and effective on the date executed by and between Spantel Communications, Inc. (the "Company") and Gregory L. Paige ("Paige").

         WHEREAS, Spantel Communications, Inc. desires to generate and increase customer interest in the Company's products and services.

         WHEREAS, it is the intention of the parties to enter into a binding agreement based upon the terms set forth below.

1.0      FINANCIAL MARKETS ACCESS PROGRAM

1.1 Paige will implement a program designed to generate customer interest in the Company's products and services. Paige and any third parties retained in connection with this contract, will limit disclosure to approved "Sales Material" and/or "Test the Water Material".

         a. Paige Internet lead generation program. Paige will e-mail approximately 2 million potential customers "Sales Material" and/or "Test the Water Material". This lead generation program shall be exclusive as to the potential customers who will have been contacted by Paige as a result of this lead generation program.

2.0      RETENTION OF PAIGE

2.1 Spantel Communications, Inc. hereby retains Paige on a non-exclusive basis for a term of three (3) months to perform the services outlined in Sections 1 and 2 herein. The term of this Agreement may be extended for additional 30-day periods upon mutual written agreement of the parties.

2.2 Spantel Communications, Inc. shall pay Paige an initial retainer of $0, payment of which shall be made upon execution of this agreement.

2.3 In addition to the retainer fee set forth in Section 2.2 above, Spantel Communications, Inc. shall upon execution of this Agreement issue to Paige 300,000 shares of Spantel Communications, Inc. common stock and shares which will be fully tradable and delivered before the program is started.

3.0      NO AGENCY

3.1 Paige understands and acknowledges that this letter shall not create or imply any agency agreement between the parties, and Paige shall not, nor shall Paige have the right to, commit Spantel Communications, Inc., its officers, directors or shareholders in any manner except as shall have been specifically authorized in writing by Spantel Communications, Inc.

4.0      INDEMNIFICATION

4.1 In connection with the services which Paige has agreed to render to Spantel Communications, Inc. hereunder, Spantel Communications, Inc. shall indemnify Paige, its officers, directors, and agents and hold them harmless against any losses, claims, damages, or liabilities to which Paige may become subject in connection with their rendering of such services except for losses, claims, damages or liabilities resulting from or arising out of the gross negligence, misrepresentation or willful misconduct of Paige. Paige will promptly notify Spantel Communications, Inc. upon its receipt of any notices of claim or any threat to institute an action or proceeding for which it or any


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         other person claims entitlement to indemnification pursuant to this provision and will promptly notify Spantel Communications, Inc. after any such proceeding is commenced. In the event Paige becomes involved in any action or proceeding for which it is indemnified hereunder and Spantel Communications, Inc. neglects to defend in good faith any such action on behalf of Paige, then Paige shall be entitled to retain separate counsel of its choice and Spantel Communications, Inc. shall reimburse Paige for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of such services Spantel Communications, Inc. agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not Paige is a formal party to any such lawsuits or other proceedings.

4.2 Paige agrees to indemnify and hold Spantel Communications, Inc., its officers, directors, agents and employees harmless from and against any losses, claims, damages, expenses (including reasonable counsel fees) or liabilities resulting from any actual or threatened actions, suits, proceedings or claim by third parties which arise out of violations of any federal or state securities laws due to Paige's gross negligence, misrepresentation or willful misconduct.

4.3 The indemnity agreement contained in this Section 4 and the representations and warranties of the parties hereto contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or (ii) any investigation made by Paige or on behalf of Paige or on behalf of Spantel Communications, Inc., its officers or directors or any other person controlling Spantel Communications, Inc.

5.0      MODIFICATION/SEVERABILITY

5.1 The Agreement is the entire agreement between the parties which may not be amended or modified except in writing, and shall be binding upon and inure to the benefit of the parties and their successors and assigns. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, it shall not affect the validity or enforceability of the remaining part or any other provision.

6.0      HEADINGS

6.1 Headings are for convenience only and shall not affect the interpretation or meaning of the context thereunder.

7.0      REPRESENTATIONS OF SPANTEL COMMUNICATIONS, INC.

7.1 By execution of this Agreement, Spantel Communications, Inc. represents and warrants to Paige, and Paige shall be entitled to rely fully upon such representation, that (i) it has full and complete corporate authority to enter into this Agreement, (ii) that the officer executing on behalf of Spantel Communications, Inc. is duly empowered to so execute and, as of the date of signing, holds in good standing the office indicated and (iii) that Spantel Communications, Inc. intends to be legally bound by the terms set forth herein which shall be governed and interpreted under the laws of the State of Florida without reference to any conflicts of laws principles or rules.

In witness hereof the parties executed this Agreement this 15th day of July, 2002.


GREGORY L. PAIGE                   SPANTEL COMMUNICATIONS, INC.



By:  /s/ Gregory L. Paige          By:  /s/ Jose Ramon Basterra
   ------------------------------     ------------------------------
     Gregory L. Paige                   Jose Ramon Basterra
                                        Managing Director


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                                    EXHIBIT A

                                    SERVICES

OPT-IN EMAIL STRATEGIC PROGRAM. Provider shall undertake and complete to the best of its ability an email program that will deliver up to 2 million emails for lead generation, product exposure, and company exposure. All leads will be delivered to the Company's email address ___________@ _________. Results from the email lead generation will render to the Company individuals that have responded to the Provider's email promotion on behalf of Company. A delivery strategy, with timing and content approval will be "signed off" by the Company.

HTML FORMAT/WEB SITE HOSTING For the duration of this Agreement and not to exceed the term of this Agreement, Provider shall provide necessary services related to the hosting of a website or HMTL format in the message body of the email for the Company; provided that all terms and conditions of this Agreement are met.

PAIGE TRACKING

PAIGE TRACKING records open rates which indicate the total universe of potential customers who have seen an advertisement. More important, open rates are also monitored to record those potential customers who have taken a further action such as looking at a quote or viewing PAIGE TRACKING is our real-time, proprietary tracking system. PAIGE TRACKING allows PAIGE'S financial advertising campaigns to be monitored for quality assurance and for performance recent news for the profiled security. PAIGE TRACKING can also determine how much total email has been delivered on behalf of a particular campaign as well determine which individual links worked best in a particular email. All of this data helps PAIGE to refine and optimize financial email advertisements to help ensure better results for future mailings. Best of all, all of this information can be viewed in real time by PAIGE clients.